Exhibit 10.25

SALES AGREEMENT

1.	PARTIES. This contract is made this day of November, 2004 between Huttig Building Products, Inc. (“Seller”), 555 Maryville University Drive, Suite 400, St. Louis, MO 63141, and Builder Resource Supply Corporation, (“Buyer”). Builder Resource Supply Corporation is a Maryland Sub-Chapter S Corporation owned by Gary Allshouse (“Allshouse”).

2.	AGREEMENT TO SELL. Seller shall sell to Buyer, and Buyer shall buy from Seller, on or about December 6, 2004, or such other date as the parties shall mutually agree to in writing (the “Closing Date”), all of the goods, wares, and merchandise, including inventory, belonging to Seller and now located at 7453 Shipley Avenue, Hanover, Maryland 21076 (the “Facility”), together with all fixed assets owned and used by Seller in the conduct of its business at the Facility, except for leasehold improvements and the name change on the trailers. Title to the purchased assets shall be conveyed by bills of sale, assignments, transfers, and other instruments of transfer and delivery in such form as Buyer shall reasonably request.

3.	WAREHOUSE CLOSED FOR INVENTORY. Upon execution and delivery of this contract, properly executed by all necessary parties, an inventory will be taken at a time to be agreed upon between Seller and Buyer prior to closing and the warehouse shall be closed temporarily. Seller will give the same inventory inspection rights to Buyer as provided to Buyer’s bank.

4.	INVOICE VALUATION. The goods, wares and merchandise shall be valued at Seller’s cost less either accumulated depreciation or obsolescence reserves, or both. Buyer shall purchase all inventory, including amounts reserved for as excess and obsolete. Seller will be responsible for removing obsolete goods, wares and merchandise it wishes to keep.

5.	SELLER FINANCING. Seller agrees to finance the cost of the inventory according to the closing balance sheet at the time of closing for a period of five (5) years with a simple interest loan at an annual interest rate of 6%. No down payment will be required on the part of Buyer for the inventory. Buyer agrees to make quarterly payments of principal and interest during the term of the loan commencing six months from the date of closing. During the first six months after closing, the loan shall accrue interest and Buyer will make quarterly payments of interest only to Seller (with such payments due on March 6, 2005 and June 6, 2005, respectively); thereafter, the quarterly payments of both principal and interest shall commence and become due and payable on the following schedule:

DATE	QUARTERLY PAYMENTS
March 6, 2005	Interest only payment
June 6, 2005	Interest only payment
September 6, 2005	First payment of principal (plus interest)

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December 6, 2005	Second payment of principal (plus interest)
March 6, 2006	Third payment of principal (plus interest)
June 6, 2006	Fourth payment of principal (plus interest)

September 6, 2006	Fifth payment of principal (plus interest)
December 6, 2006	Sixth payment of principal (plus interest)
March 6, 2007	Seventh payment of principal (plus interest)
June 6, 2007	Eighth payment of principal (plus interest)

September 6, 2007	Ninth payment of principal (plus interest)
December 6, 2007	Tenth payment of principal (plus interest)
March 6, 2008	Eleventh payment of principal (plus interest)
June 6, 2008	Twelfth payment of principal (plus interest)

September 6, 2008	Thirteenth payment of principal (plus interest)
December 6, 2008	Fourteenth payment of principal (plus interest)
March 6, 2009	Fifteenth payment of principal (plus interest)
June 6, 2009	Sixteenth payment of principal (plus interest)

September 6, 2009	Seventeenth payment of principal (plus interest)
December 6, 2009	Eighteenth payment of principal (plus interest)

There shall be no penalty for early payment. Buyer will provide the same financial statements and personal guarantees to Seller as provided to Buyer’s bank. Any default by Buyer on a payment due to Buyer’s bank shall be construed as a default on Seller’s loan as well and must be reported to Seller by Buyer within 10 days of such default. Seller reserves the right to foreclose the loan and seize inventory and/or accounts receivable (with secondary lien position to Buyer’s bank as described in paragraph 11, below) upon notice of default. Any late payment shall be charged an additional 12% annual rate of interest for each day late. The amounts due according to the payment schedule in this paragraph and the terms of the financing set forth in this Section 5 shall be set forth in a form of promissory note made by Buyer as maker and to Seller as payee and to be attached as Schedule 5-1 at time the portion of the purchase price is agreed to and allocated to inventory. Buyer agrees to execute and deliver such additional instruments, agreements and other documents as may be necessary for Seller to perfect its security interest in the collateral identified in paragraph 11 below.

6.	FIXED ASSETS. Seller agrees to sell all equipment, fixtures, machinery, and owned vehicles to Buyer for the book value of all such fixed assets at time of closing. Buyer shall pay the book value of all fixed assets at time of closing with the exception of the fixed asset costs associated with any leasehold improvements and the name change on the trailers. If book value of fixed assets bought by Buyer is over $175,000 at time of closing, Buyer may finance the cost of the fixed assets in excess of $175,000 under the same financing terms as are used in the inventory sale and described in paragraph 5 of this agreement.

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7.	LEASED VEHICLES AND EQUIPMENT. To the extent allowed, Seller agrees to transfer all leases on vehicles and equipment that Buyer wishes to keep. Should the vehicle or equipment lessor not be willing to transfer the lease to Buyer, then Seller will allow Buyer to use any leased vehicles or equipment needed for a period not to exceed 6 months or the duration of the existing lease, whichever period is shorter. Seller will charge the Buyer the same amount of lease expense as incurred by Seller from lessor. . Seller will also allow Buyer to purchase any vehicles from Seller at the lease buy-out rate at time of closing. Seller may, at its option, add the purchase price of the leased vehicles or equipment to the principal of the five-year note contemplated in paragraph 5 of this agreement. Buyer shall indemnify, defend, and hold Seller harmless from and against any loss, liability, cost, expense or damage resulting from Buyer’s use of any such vehicles or equipment, or both.

8.	LEASED PROPERTY. Subject to the terms of the Lease between Bench Bros. Realty LLP, Landlord and Huttig Sash & Door Company (now known as Huttig Building Products, Inc.), Tenant dated May 29, 1998, a copy of which is attached as Schedule 8-1 (the “Current Lease”), including its provisions limiting the transferability of the lease by Seller, Seller agrees to sub-lease the Facility until the expiration of the current lease on May 31, 2005 in accordance with the terms of the sublease attached as Schedule 8-2.

9.	POST-CLOSING SUPPORT. Seller agrees to support the existing Trend computer system for a period not to exceed six (6) months after closing. Seller agrees to run parallel with Buyer’s new computer system 30 days prior to conversion and will provide two years of historical data regarding the business conducted at the Facility for downloading into Buyer’s new system. The framework for the technology support and additional equipment list with costs that Seller will provide to Buyer is attached to this agreement and identified as Schedule 9-1.

Seller also agrees to provide administrative support for the processing and application or payment of customer receivables and vendor invoices in accordance with the terms and conditions set forth on Schedule 9-1.

10.	SUPPLY CHAIN. Seller agrees to establish Buyer as a sub-distributor for ThermaTru products. All ThermaTru products ordered on a direct basis will be handled at 0% markup through 2005 and 5% mark-up through 2006. After 2006, Seller and Buyer shall have the option to negotiate a markup or, if no markup is agreed to, terminate the sub-distributorship. Payment terms will be the standard Seller terms.

Seller agrees to sell Buyer ThermaTru fill-in parts out of Seller’s Fredericksburg, Virginia, warehouse. All such purchases, including labor, will be marked up 15% until the end of 2005. Freight will not be charged as long as orders exceed $400. If an order does not exceed this minimum amount, Fredericksburg branch will charge standard freight prices. After 2005 Seller and Buyer shall have the option to negotiate a new markup.

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Pre-hung ThermaTru doors purchased from the Fredericksburg branch on a non-direct basis are subject to standard branch markup.

11.	CONDITIONS OF SALE. This agreement is subject to Buyer’s diligent application for and final approval of a $1,500,000 operating line of credit as proposed by K Bank of 7F Gwynns Mill Court, P.O. Box 429, Owings Mill, Maryland, or other comparable lender (the “Bank”). Seller agrees to take a 2nd lien position behind the Bank. In consideration of 2nd lien position Buyer agrees to allow Seller to hold 2nd lien position on all assets. Seller agrees to negotiate an intercreditor agreement with the Bank or other lender if required. Buyer will provide Seller with a personal guarantee that is similar in form and substance to the personal guarantee required by the Bank and will execute financing agreements reasonably necessary to perfect the foregoing security interest of Seller

a.	Seller shall assume responsibility for any and all liabilities to include warranty claims for the period in which it owned the business prior to closing. Should any such claims arise, Buyer shall notify Seller immediately and upon notification (written, fax or phone) shall resolve the issue in accordance with the terms of their existing contract with the customers on a case-by-case basis.

b.	In consideration of the Purchase Price, Seller will not directly engage in any business or activity similar to or competitive with Buyer’s business for a period of five (5) years from closing within a twenty-five (25) mile radius of Buyer’s location. Competing is construed as Seller’s knowingly and intentionally acquiring, operating, or purchasing any One-Step Distribution business that competes with Buyer within the time stated in this paragraph.

c.	AGREEMENT TO HIRE SELLER’S EMPLOYEES. Buyer shall offer full-time employment to all of Seller’s employees identified on Schedule 11.c.-1 attached hereto (the “Employees”). Buyer shall determine the terms and conditions of such employment in its sole and absolute discretion. Seller will be responsible for all compensation, benefits, bonuses or other amounts payable that accrue before the Closing Date and are related to the services provided by the Employees as employees of Seller. Buyer will be responsible for all compensation, benefits, bonuses or other amounts payable that accrue after the Closing Date and are related to the services provided by the Employees as employees of Buyer. As successor employer, Buyer assumes all liability for any claims for wages, benefits, or otherwise by the Employees on and after the Closing Date. Buyer shall indemnify, defend, and hold Seller harmless from and against any loss, liability, cost, expense or damage resulting from Buyer’s termination of or Buyer’s employment of each Employee, or both.

d.	Seller and Buyer shall also jointly request the consent to the sublease of the Facility by Seller to Buyer contemplated under this Agreement, as required under Section 5.1 of the Current Lease. Seller and Buyer agree that either party may terminate this Agreement if such consent cannot be obtained prior to the Closing Date.

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12.	DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND WITH RESPECT TO SELLER, THE BUSINESS OR THE PURCHASED ASSETS TO BE TRANSFERRED OR DELIVERED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND ALL SUCH PURCHASED ASSETS ARE SOLD TO BUYER ON AN “AS IS” BASIS ONLY.

13.	CLOSING OBLIGATIONS. At the Closing:

(a)	Seller shall deliver or cause to be delivered to Buyer the following (“Seller Closing Documents”):

(i) The Bill of Sale;

(ii) By the execution of this Agreement, Seller shall swear and affirm in lieu of compliance with the Bulk Sales Law of the State of Maryland that Seller has no creditors who may assert any right, title or lien, including tax liens, against the assets transferred herein;

(iii) A certificate executed by Seller to the effect that (A) except as otherwise stated in such certificate, Seller’s representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date; and (B) Seller has performed and complied with all covenants and conditions required to be performed or complied with by Seller prior to or at the Closing;

(b)	Buyer shall deliver or cause to be delivered to Seller the following (“Buyer’s Closing Documents”):

(i) The Bill of Sale;

(ii) Promissory Note and Security Agreements for each item of Seller financing.

(iii) A certificate executed by Buyer to the effect that (A) except as otherwise stated in such certificate, Buyer’s representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date; and (B) Buyer has performed and complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing; and

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(c)	Buyer on the one hand, and Seller on the other hand, shall also deliver such other documents, instruments and certificates as may be required by this Agreement or as otherwise necessary to consummate the transactions contemplated hereby.

14.	REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that all of the following representations and warranties in this Section are true and correct at the date of this Agreement. The parties agree that such representations and warranties shall survive the Closing Date for a period of 1 year (the last day of such period being the “Expiration Date”).

14.1	Due Organization. Seller is a corporation duly incorporated and validly existing under the laws of its state of incorporation, and is duly authorized and qualified in the state of Maryland to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places in such state and in the manner as now conducted, to own or hold under lease the properties and assets in such state it now owns or holds under lease, except where the absence of any of the foregoing would not have a material adverse effect.

14.2	Authorization. Seller has the corporate power and authority, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated herein have been authorized by its Board of Directors. No other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by Seller and is a valid and binding agreement of Seller, enforceable in accordance with its terms, subject to the operation and effect of applicable bankruptcy, insolvency, moratorium, reorganization, receivership or other similar laws, statutes or rules now or hereafter in effect affecting the rights of creditors generally, and subject to the fact that enforceability of certain provisions of this Agreement may require the application of certain principles of equity which lie within the discretion of a court and which may be unavailable.

14.3	Title to Purchased Assets. Except for leased property (in which it holds a valid leasehold interest), and except as set forth on Schedule 14.3, Seller owns good and marketable title, free and clear of all liens and encumbrances, to all of the material assets to be purchased hereunder or acquired thereafter, except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business consistent with past practice, and except for such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use, of the property subject hereto, or otherwise impair its business operations.

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14.4	Environmental Matters. Except as set forth on Schedule 14.4 or as may otherwise be known to Buyer, (a) Seller is and at all times has been in compliance in all material respects with all Environmental Requirements, and (b) Seller possesses all material permits, licenses and certificates required by all Environmental Requirements, and has filed all notices or applications required thereby. As used herein, “Environmental Requirements” shall mean all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to pollution and protection of the environment, all as amended to date.

14.5	Insurance. Seller is, and will be through the Closing, adequately insured with responsible insurers in respect of its properties, assets and businesses against risks normally insured against by companies in similar lines of business under similar circumstances.

14.6	Conformity with Law; Litigation. Except as set forth on Schedule 14.6 or as may otherwise be known to Buyer, Seller has complied with all laws, rules, regulations, writs, injunctions, decrees, and orders applicable to it or to the operation of its business (collectively, “Laws”) and has not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability other than, in each case, those not having a Material adverse effect on Seller.

14.7	Taxes. None of the Purchased Assets is subject to any lien arising in connection with any failure or alleged failure to pay any Tax. As used herein, “Taxes” shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, single business, excise, property, transfer, payroll, withholding, employment, value added, capital, net worth, personal property, real property, sales, use and franchise, gross receipts, license, severance, stamp, occupation, premium, windfall profits, environmental, customs and duties, capital stock, profits, social security (or similar), unemployment, disability, registration, alternative or add-on minimum, and estimated taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

15.	CONDUCT OF BUSINESS PENDING CLOSING. Between the date of this Agreement and the Closing Date, Seller will:

(a)	carry on its business in the ordinary course substantially as conducted heretofore and not introduce any new method of management, operation or accounting;

(b)	maintain its properties and facilities, including those held under lease, in as good working order and condition as at present, ordinary wear and tear excepted;

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(c)	perform in all material respects its obligations under agreements relating to or affecting its assets, properties or rights;

(d)	keep in full force and effect present insurance policies or other comparable insurance coverage;

(e)	maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar Governmental Authorities; and

16.	INDEMNIFICATION. Seller and Buyer agree as follows:

16.1 General Indemnification by Seller. Seller covenants and agrees that it will indemnify, defend, protect and hold harmless Buyer and its Affiliates at all times, from and after the date of this Agreement, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and reasonable expenses of investigation) incurred by Buyer and its Affiliates as a result of or arising from:

(a)	Any breach of the representations and warranties of Seller set forth herein or on the schedules or certificates delivered in connection herewith;

(b)	Any breach of any agreement on the part of Seller under this Agreement;

(c)	Any debt, liability or obligation of Seller (whether known or unknown, absolute or contingent) not assumed by Buyer;

16.2 Indemnification by Buyer. Buyer covenants and agrees that it will indemnify, defend, protect and hold harmless Seller at all times from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) incurred by Seller as a result of or arising from (a) any breach by Buyer of its representations and warranties set forth herein or on the schedules or certificates delivered in connection herewith, (b) any breach of any agreement on the part of Buyer under this Agreement, or (c) any debt or liability arising from operation of Buyer’s business after the date of Closing.

17.	TERMINATION OF AGREEMENT

17.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

(a)	by mutual consent of Buyer and Seller;

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(b)	by Buyer, on the one hand, or Seller, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by December 31, 2004, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

(c)	by Seller or Buyer in the event of a material breach or default by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, provided that the aggrieved party gives the other party written notice of such material breach or default and 15 days from the date of notice to cure such material breach or default, and the curing of such default or material breach shall not have been made on or before the Closing Date.

17.2 Liabilities in Event of Termination. In the event of a termination of this agreement, parties will have no further obligation to each other and each party will pay their own costs.

18.	GENERAL

18.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (including by operation of law) without the consent of the other party and shall be binding upon and shall inure to the benefit of the parties hereto, and their successors.

18.2 Entire Agreement. This Agreement (including the Schedules and exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among Seller and Buyer and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by Seller and Buyer.

18.3 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Signatures may be exchanged by telecopy, and each party agrees that it will be bound by its telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement.

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18.4 Brokers and Agents. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

18.5 Expenses. Each party shall each bear its own expenses incurred in connection with the transactions contemplated by this Agreement.

18.6 Notices. All notices or communications required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or upon receipt if sent by first class certified mail, return receipt requested or the next business day if sent by telex (receipt confirmed and followed up by one of the other delivery methods discussed herein as well), or upon delivery if sent by express mail, in each case postage prepaid and addressed as follows:

(a)	If to Seller:
Huttig Building Products, Inc.
555 Maryville University Drive, Suite 400
St. Louis, Missouri 63141
with copies to: Jon Vrabely, Nick Varsam, and Dianne Muccigrosso

(b)	If to Buyer:
Gary A. Allshouse
7453 Shipley Avenue
Hanover, Maryland 21076
with copies to:

________________________ ________________________ ________________________ Attn: ____________________, Esquire

or to such other address or counsel as any party hereto shall specify.

18.7 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland, without regard to the law of conflicts.

18.8 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed

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as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

18.9 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

18.10 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

18.11 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

18.12 Sales Taxes. Any sales, use, transfer, recordation or other taxes arising as a result of the transactions contemplated hereby shall be the responsibility of the Buyer.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Buyer:
Builder Resource Supply Corporation

Gary A. Allshouse, President

Seller:
Huttig Building Products, Inc.

By:

Its:

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